Exhibit 99.1

Harrington West Announces Record Year-to-Date Earnings Through September 2004 and Declares Regular Quarterly Dividend

     SOLVANG, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned net income of $2.0 million or 35 cents per share on a fully diluted basis in the September 2004 quarter compared to $2.0 million or 37 cents per share in the same quarter last year. For the year-to-date through September 30, 2004, HWFG has earned a record $6.0 million or $1.08 per share on a fully diluted basis compared to $5.4 million or $1.00 per share in the same nine-month period in 2003.
     HWFG's return on average equity was 15.9% and 16.3% in the September 2004 quarter and year-to-date periods versus 17.5% and 16.3% in the same periods in 2003, respectively. Book value per share was $9.53 at September 30, 2004 compared to $9.29 at June 30, 2004 and $8.89 at September 30, 2003. Dividends of 78 cents per share have been paid to shareholders in 2004 through September 30, 2004, including a special dividend per share of 50 cents paid on July 12, 2004. Given the earnings performance, the Board of Directors declared a regular quarterly dividend of 10 cents per share payable on November 11, 2004 to holders of record on October 29, 2004.
     Total assets were $1.1 billion at September 30, 2004, compared to $1.1 billion at June 30, 2004 and $974.8 million at December 31, 2003. Total assets grew $32.0 million in the September quarter entirely due to an increase in net loans of $32.7 million or 5.8%. For the first nine months of 2004, total assets grew $107.7 million or 11.0%, including net loan growth of $79.6 million or 15.3% and net growth of investments of $32.7 million or 8.2%.
     On September 27, 2004, HWFG successfully completed the issuance of the previously announced trust preferred security (TRUP) of $10.0 million. The TRUP issuance was priced at a more favorable cost of capital than HWFG's existing revolving line of credit with two nationally recognized banks. With this trust preferred issuance, HWFG was able to renegotiate a more favorable interest rate spread to 3 month LIBOR on the existing $15.0 million revolving line of credit. Both the TRUP and line of credit provide sources of expansion capital for HWFG.

     Financial Performance Analysis

     HWFG generated net interest income before the provision for loan losses of $7.4 million in the September 2004 quarter compared to $6.9 million in the same quarter a year ago, a 7.8% increase. For the first nine months of 2004, net interest income before provision was $22.0 million compared to $19.4 million in the same period in 2003, a 13.3% increase. The net interest income growth in the first nine months of 2004 has been attributed to the growth in earning assets.
     The net interest margin was 2.90% and 2.95% in the September 2004 quarter and year-to-date periods compared to 3.24% and 3.11% in the comparable periods in 2003, respectively. The decline in net interest margin was primarily due to the following: (1) a temporary lag in the repricing of cost of funds and prime indexed real estate and consumer loans that have a 15 to 45 day look back periods, (2) some mismatch in the repricing of the floating rates on LIBOR based swap hedges and investments (one to three months) versus the timing of the repricing of floating rate advances (daily) and, (3) the refinancing of higher coupon loans and investments to current market rates.
     Banking fee income has declined in 2004 over the comparable periods in 2003 due to a reduction in income from the brokering of residential mortgage loans and the prepayment penalty fees on commercial and multi-family real estate loans. These fee income sources have declined as the refinancing of mortgage loans also declined sharply commensurate with the higher interest rate environment in 2004. HWFG has been emphasizing the origination of purchase mortgages through its Los Padres Mortgage Company, LLC (LPMC) joint venture with Resource Marketing, the holding company for RE/MAX Achievers in the Phoenix market, and through its realty and builder origination programs within the Bank. In evaluating the success of these programs, HWFG decided to terminate its joint venture with Resource Marketing at September 30, 2004 and to retain selected LPMC loan origination staff in the Bank, which will concentrate on loan originations in the broader Phoenix metro market. Although LPMC demonstrated some success in penetrating the RE/MAX Achievers' clientele, the penetration rates were below the expected levels, and HWFG believed it could improve overall performance by broadening originations on the Bank's platform throughout the Phoenix metro. This strategy is also expected to provide economies by eliminating duplication of loan administration in LPMC and the Bank. Thus, this decision is expected to have a neutral to slightly positive effect on earnings for the remainder of 2004.
     In the September 2004 quarter, the Company did start to realize positive benefits from the implementation of its overdraft protection program in mid August. In the September 2004 quarter, overdraft related fees were $109 thousand, compared to $82 thousand and $63 thousand in the June 2004 and September 2003 quarters, respectively. The Company expects further growth in this fee income source over the next few quarters.
     The following chart shows the comparison of banking fee income sources for the September 2004 quarter and year-to-date periods over the same periods in 2003.


                        (Dollars in thousands)
----------------------------------------------------------------------
             September September          September September
Banking Fee    2004      2003       %       2004      2003       %
     Type     Quarter   Quarter   Change     YTD       YTD     Change
---------------------- ---------------------------- ------------------
Mortgage
 Brokerage
 Fees            $234      $490   (52.2%)     $852    $1,650  ( 48.4%)
---------------------- ---------------------------- ------------------
Prepayment
 Penalties
 and other
 Loan Fees         81       206   (60.7%)      312       603   (48.3%)
---------------------- ---------------------------- ------------------
Deposit &
 Other Retail
 Banking Fees     267       222     20.3%      731       660     10.8%
---------------------- ---------------------------- ------------------
Harrington
 Wealth
 Management
 Fees             152       118     28.8%      447       347     28.8%
---------------------- ---------------------------- ------------------
Total            $734    $1,036   (29.2%)   $2,342    $3,260   (28.2%)
---------------------- ---------------------------- ------------------

     Operating expenses in the September 2004 quarter and year-to-date periods were $4.8 million and $14.4 million compared to $4.6 million and $13.3 million in the comparable periods in 2003, respectively. Operating expenses have increased in the comparable 2004 over 2003 periods due to the cost of opening and operating two new banking offices in the Ventura, California and Kansas City metro markets during the last 9 months, the cost of complying with new corporate governance regulations and laws, and some increase in administration costs in accordance with the Company's growth. The Company seeks operating efficiencies from cost containment practices, and as such, expense growth has been minimal over the last three quarters. From the June 2004 quarter to September 2004 quarter, operating expenses were down marginally from $4.9 million to $4.8 million.

     Community Banking Update

     Both net loans and deposits grew in the September 2004 quarter on a sequential and year-to-date basis. Net loans reached $598.1 million at September 30, 2004 compared to $565.4 million and $518.5 million at June 30, 2004 and December 31, 2003, respectively. The loan growth has emanated from almost all loan categories. Shown in the following table is a comparison of net loan balances by category at September 30, 2004, June 30, 2004 and December 31, 2003 with the corresponding mix percentages.

                           Loans Receivable
                         (Dollars in millions)
----------------------------------------------------------------------
                             September 30,               December 31,
                                  2004     June 30, 2004      2003
----------------------------------------------------------------------
                                    % of          % of          % of
          Loan Type           Total  Total  Total  Total  Total  Total
----------------------------------------------------------------------
Commercial Real Estate       $272.2  45.0% $264.0  46.1% $234.6  44.8%
----------------------------------------------------------------------
Multi-family Real Estate       90.1  14.9%   86.7  15.2%   82.1  15.7%
----------------------------------------------------------------------
Construction (1)               21.3   3.5%   20.0   3.5%   30.9   5.9%
----------------------------------------------------------------------
Single-family Real Estate      99.8  16.5%   98.2  17.2%   93.7  17.9%
----------------------------------------------------------------------
Commercial and industrial
 loans                         73.1  12.1%   68.0  11.9%   57.0  10.8%
----------------------------------------------------------------------
Land acquisition and
 development                   24.1   4.0%   12.7   2.2%    8.3   1.6%
----------------------------------------------------------------------
Consumer loans                 23.1   3.8%   21.1   3.7%   16.6   3.1%
----------------------------------------------------------------------
Other loans (2)                 1.1   0.2%    1.0   0.2%    1.0   0.2%
----------------------------------------------------------------------
Allowance, Deferred Fees &
 Discounts/Premiums            (6.7)         (6.3)         (5.7)
----------------------------------------------------------------------
Net loans receivable         $598.1 100.0% $565.4 100.0% $518.5 100.0%
----------------------------------------------------------------------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer lines of credit loans.


     HWFG originated $95.3 million of loans in the September 2004 quarter and $351.7 million for the first nine months of 2004. This production compares to the $121.3 million of loan originations generated in September 2003 quarter and $388.8 million in the 2003 year-to-date period. The decline in loan originations in the comparable 2004 over 2003 periods is due to a lower level of refinancing activity in 2004. Approximately 79.0% of the 2004 year-to-date originations were for HWFG's loan portfolio.
     Deposits reached $612.9 million at September 30, 2004 compared to $589.8 million and $570.7 million at June 30, 2004 and December 31, 2003, increasing 3.9% in the September 2004 quarter. HWFG's new banking office, opened in May 2004 in Ventura, California, reached $22.6 million in deposits at September 30, 2004, growing $13.4 million in the September 2004 quarter. Non-costing deposits reached $35.4 million at September 30, 2004 compared with $29.2 million at December 31, 2003. This increase in non-costing deposits has contributed to overall deposit costs remaining relatively stable despite rising interest rates in 2004. The cost of deposits was 1.80% in the September 2004 quarter versus 1.74% last quarter and 1.76% in the December 2003 quarter.

     Asset Quality

     The credit quality of the loan portfolio remained generally favorable with $380.2 thousand of non-performing loans at September 30, 2004, consisting of three collateralized loans, compared to non-performing loans of $4.9 thousand at June 30, 2004 and $11.7 thousand at December 31, 2003. With the loan growth in the September 2004 quarter and based on the Company's methodology for reserving for credit losses, HWFG added $230 thousand to the allowance for loan losses. The total allowance for loan losses was $5.1 million or .86% of net loans at September 30, 2004 compared to $4.5 million at September 30, 2003 or .89% of net loans.

     Investment Portfolio Update

     HWFG's investment portfolio balance remained relatively stable at $431.6 million at September 30, 2004 versus $426.9 million and $398.9 million at June 30, 2004 and December 31, 2003. This portfolio, consisting of largely investment grade mortgage and asset backed securities, is managed to a short duration of 3 to 6 months and funded with hedged floating rate liabilities in order to earn a total return, including interest income and net gains and losses on securities, over one month LIBOR of 1.25% to 1.5% annualized. For the September 2004 quarter and year-to-date periods the portfolio has generated annualized net returns on this basis of 3.9% and 2.4%, respectively. Management expects to manage the size of the investment portfolio opportunistically as equity capital levels warrant and based on the growth of core banking assets and liabilities.

     Closing Comments

     In commenting on the September 2004 quarterly results, Chairman and CEO of Harrington West, Craig J. Cerny stated, "We are pleased with our progress in growing our loan portfolio at a 20% annual growth rate in 2004 and in further adjusting the mix of the portfolio to higher spread-earning categories, although we did experience a temporary reduction in the Company's net interest margin due to some timing differences in the repricing of hedges, borrowings, and floating rate loans and investments. Our deposits, too, grew at over a double digit annual pace in the quarter. Our net earnings continue to meet our forecast due to net interest income growth, favorable investment portfolio performance, and operating expense control. Mortgage brokerage income and prepayment penalty fees continue to be well below last year as refinancing interest rates remain above the lows realized during the first nine months of 2003. We believe the broadening of the distribution of our mortgage banking activities beyond the RE/MAX relationship in Phoenix will be positive in enhancing the profitability of mortgage banking operations, while we further diversify and grow other banking fees and seek to control our operating costs. We remain fully focused on growing our banking franchises on a profitable basis."
     Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG will operate 14 full service banking offices on the central coast of California, Scottsdale Arizona, and the Kansas City metro, when it opens its second banking office in the Scottsdale Airpark in early 2005. It also owns Harrington Wealth Management Company, a trust and investment management company with $126.6 million in assets under management or custody.

     This Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                      Harrington West Financial Group, Inc.

             (Dollars in thousands, except share and per share data)

                                          At         At         At
                                       Sept. 30,  June 30,   Sept. 30
                                         2004       2004      2003
                                      --------------------------------

Selected Financial Condition Data:
Total assets                          $1,082,450 $1,050,420  $900,345
Loans receivable, net                    598,070    565,369   504,336
Securities available for sale            431,516    426,738   344,085
Securities held to maturity                  121        163     2,303
Trading account assets                     1,904      1,915     1,945
Deposits                                 612,922    589,789   539,869
Federal Home Loan Bank advances          298,000    295,000   217,500
Securities sold under repurchase
 agreements                               80,090     79,510    65,893
Note payable                                   -          -         -
Other debt                                25,774     15,464    15,000
Stockholders' equity                      50,324     48,971    46,308
Number of shares outstanding           5,278,934  5,269,184 5,206,141



                 At or for the Three Months Ended For the Nine Months
                                                          Ended
                 -------------------------------- --------------------
                 Sept. 30,   June 30,   Sept. 30  Sept. 30,   Sept. 30
                    2004       2004       2003       2004       2003
                 ---------- ---------- ---------- ---------- ---------

Selected Income
 Statement Data:
Interest income    $13,271    $12,727    $11,851    $38,246    $34,515
Interest expense     5,846      5,232      4,965     16,284     15,135
                 ---------- ---------- ---------- ---------- ---------
Net interest
 income              7,425      7,495      6,886     21,962     19,380
Provision for
 loan losses           230        230        100        550        710
                 ---------- ---------- ---------- ---------- ---------
Net interest
 income after
 provision for
 loan losses         7,195      7,265      6,786     21,412     18,670
Other income:
 Income from
  trading
  account assets       264        273        380        875      2,249
 Loss on
  extinguishment
  of debt                -       (189)      (187)      (189)   (1,610)
 Other gain
  (loss)               (35)        (2)        (2)       (47)        47
 Banking fee
  income (1)           734        848      1,036      2,342      3,260
                 ---------- ---------- ---------- ---------- ---------
Total other
 income                963        930      1,227      2,981      3,946

Other expenses:
 Salaries and
  employee
  benefits           2,589      2,704      2,521      7,977      7,545
 Premises and
  equipment            811        741        679      2,276      2,003
 Other expenses
  (2)                1,428      1,425      1,379      4,187      3,796
                 ---------- ---------- ---------- ---------- ---------
Total other
 expenses            4,828      4,870      4,579     14,440     13,344

Income before
 income taxes        3,330      3,325      3,434      9,953      9,272
Income taxes         1,351      1,345      1,436      3,935      3,859
                 ---------- ---------- ---------- ---------- ---------
Net income          $1,979     $1,980     $1,998     $6,018     $5,413
                 ========== ========== ========== ========== =========

Common Stock
 Summary:
Diluted earnings
 per share           $0.35      $0.35      $0.37      $1.08      $1.00
Dividends per
 share (7)            0.10       0.60       0.07       0.78       0.13
Stockholders'
 equity per
 share (8)            9.53       9.29       8.89       9.53       8.89
Diluted weighted
 average shares
 outstanding     5,622,519  5,613,093  5,472,539  5,589,300  5,424,126



                      Harrington West Financial Group, Inc.

             (Dollars in thousands, except share and per share data)

                                   At or for the Three  For the Nine
                                        Months Ended     Months Ended
                                   ------------------- ---------------
                                   Sept.   June  Sept.  Sept.  Sept.
                                     30,    30,     30    30,     30
                                     2004   2004   2003   2004   2003
                                   ------ ------ ------ ------ -------

Selected Operating Data (3):

Performance Ratios and Other Data:
Return on average assets             0.74%  0.77%  0.91%  0.78%  0.84%
Return on average equity            15.94% 16.12  17.53  16.31% 16.26
Equity to assets                     4.65   4.66   5.14   4.65   5.14
Interest rate spread (4)             2.74   2.90   3.07   2.81   2.95
Net interest margin (4)              2.90   3.05   3.24   2.95   3.11
Average interest-earning assets
 to average interest-
 bearing liabilities               106.93 107.12 107.38 107.10 106.87
Total noninterest expenses to
 average total assets                1.83   1.93   2.08   4.27   2.08
Efficiency ratio (5)                59.17  58.37  57.80  59.41  58.94

Asset Quality Ratios (6):
Non-performing assets and
troubled debt restructurings
to total assets                      0.04   0.00   0.00   0.04   0.00
Non-performing loans and
troubled debt restructurings
to total loans                       0.06   0.00   0.00   0.06   0.00
Allowance for loan losses to total
 loans                               0.86   0.87   0.89   0.86   0.89

Net charge-offs to average loans
 outstanding                         0.00   0.00   0.00   0.00   0.00


(1) Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2) Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3) With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income and noninterest income, excluding gains and losses on securities, deposits, borrowings and loans.

(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7) A six for five stock split in the form of a stock dividend occurred on March 11, 2004, and a special dividend of 50 cents a share was declared on June 16, 2004 payable on July 12, 2004.

(8) Calculation is based on number of outstanding shares at the end of each period.


     CONTACT: Harrington West Financial Group, Inc.
              Craig J. Cerny, 913-663-0180
              or
              For share transfer information contact:
              Lisa F. Watkins, 805-688-6644